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                     CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 23, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of EQ Advisors Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Other Services-Independent Accountant" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
------------------------

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
April 16, 1998